Exhibit 99.1

Transmeridian Exploration Hires V.P. of Operations

Houston, Texas (Prime Zone) January 10, 2005 — Transmeridian Exploration, Inc. (OTCBB: TMXN) today announced that Steve Thornton has joined the company and will assume the duties of a newly-created position, Vice President of Operations.  Mr. Thornton, a petroleum engineer, will be responsible for all engineering and operational functions for international and domestic projects and will report to the President and CEO.

Mr. Thornton has extensive senior management experience as well as operational experience in several foreign counties.  His professional career spans 30 years working with several major oil companies as well as small independents, with the majority of his assignments focused on international oil and gas development projects. He has been responsible for the management of drilling and production operations in a number of foreign locations, including Algeria, the Ivory Coast and Western Siberia.  The company will rely on Mr. Thornton to spearhead the company’s development program in Kazakhstan as well as its entry into Azerbaijan and other new projects in the region.

Management Comments

 “We are confident in our choice of Steve for this critical position,” commented Lorrie Olivier, President and CEO, “he is a hands-on manager with a proven track record of completing projects on time and within budget.” Mr. Olivier goes on to say; “His experience overseeing production and development programs in the Caspian Sea area of the FSU will be invaluable to the continued growth of Transmeridian.  Steve adds a dimension to our management team that is vital to our ability to successfully operate in this region.”

About Transmeridian Exploration, Inc.

Transmeridian Exploration, Inc. (TMXN) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union.  TMXN primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential.  Its first major project is the South Alibek Field in Kazakhstan.

For more information please contact the following:

Transmeridian Exploration, Inc.

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Lorrie T. Olivier, CEO

Phone: (281) 999-9091

Fax: (281) 999-9094

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the Company’s

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Annual Report on Form 10-K for the year ended December 31, 2003.  Although Transmeridian Exploration, Inc. believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

 TMEI discloses proved reserves that comply with the Securities and Exchange Commission’s (SEC) definitions.  Note that the Company’s use of terms such as “probable oil resources”, “probable reserves”, “possible oil resources”,  “ultimate potential”, “resources” and “recoverable reserves” include quantities of oil that are not yet classified as proved and which SEC guidelines do not allow us to include in filings with the SEC.

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